LOAN AGREEMENT

THIS LOAN AGREEMENT is made on 28th September 2016.

BETWEEN

1. **FEDERALE PARTICIPATIE- EN INVESTERINGSMAATSCHAPPIJ NV**, a public limited liability company (*"naamloze vennootschap van publiek nut"*), incorporated and existing under the laws of Belgium, having its registered office at 1050 Brussels (BE), Louizalaan 32 box 4, and registered in the legal entities register (Brussels) under number 0253.445.063, here duly represented by Mr. François Fontaine as proxy holder;

   Hereinafter referred to as **"FPIM"** or as the **"Lender"**;

AND

2. **MASTHERCELL NV**, a public limited liability company (*"naamloze vennootschap van publiek nut"*), incorporated and existing under the laws of Belgium, having its registered office at 6041 Charleroi (BE), Rue Auguste Piccard 48, and registered in the legal entities register under number 0840.843.708, here duly represented by its managing directors, Mr. Bultot Hugues and Mrs. Vered Caplan;

   Hereinafter referred to as the **"Company"** or the **"Borrower"**;

The Lender and the Borrower are hereinafter referred to as the **"Parties"** and each as a **"Party"**.

AND WITH REGARD TO ARTICLES 4 AND 10

3. **ORGENESIS INC.**, a company incorporated and existing under the laws of the State of Nevada (US), having its business address at Germantown, MD 20876 (US), 20271 Goldenrod Lane, having as Commission File Number 000-54329 and as IRS Employer Identification Number 98058316, here duly represented by its chief executive officer, Mrs. Vered Caplan.

   Hereinafter referred to as the **"Company's Shareholder"**.

WHEREAS:

(A) Whereas, the Company is a leading European contract development and manufacturing organization (CDMO) and a pioneer in the industrialization of cell-based therapeutics with headquarters in Belgium and intends to consolidate its headquarters in Belgium and to expand its local and international CDMO activities (the "Business Plan");

(B) Whereas, the Company is an organic part of Orgenesis Inc., a leader in the emerging fields of cellular therapy and re-generative medicine for the treatment of Type 1 Diabetes, with headquarters in the United States who is preparing to uplist to NASDAQ by the end of the calendar year 2016 by raising equity funds;

(C) Whereas, the Lender is a Belgian investment fund who intends to invest in the Company and to contribute to the Business Plan by granting a short term loan, with an aggregate amount of EUR 1.000.000 (One Million Euros);

(D) Whereas, the Lender and Orgenesis Inc. are currently discussing a potential equity investment by the Lender into Orgenesis Inc., which is neither conditioned by nor a condition of the loan contemplated in this agreement, except to the extent this equity investment potentially contributes to a mandatory early repayment provided for in this agreement;

(E) The Parties wish to set out the terms and conditions of the loan in this agreement (hereinafter referred to as the "**Agreement**").

NOW, THEREFORE THE PARTIES AGREE AS FOLLOWS:

Article 1. DEFINITIONS AND INTERPRETATION

1.1. Definitions

The terms set forth hereunder shall have the following meanings for the purpose of the Agreement, unless otherwise specified or the context otherwise requires:

Affiliates: means, in relation to any person, any Subsidiary of that person, any company under its control (by reference to the Belgian law concept as defined in article 5 of the Belgian Companies Code), any related company ("*verbonden vennootschap*") as defined in article 11 of the Belgian Companies Code and any associated company ("*geassocieerde vennootschap*") as defined in article 12 of the Belgian Companies Code.

Belgian Companies Code: means the Belgian Companies Code, enacted by the Law of 7 May 1999, as amended from time to time.

Business Day: means a day (other than a Saturday or Sunday) on which banks generally are open for banking business in Brussels.

Business Plan: means the document attached in Schedule 2.

Cash Interest: has the meaning set out in Article 5 ('Interest').

Change of Control: has the meaning set out in Article 8 ('Early Repayment').

Draw Down Notice: means a written request to draw down an amount under the Loan substantially in the form set out in Schedule 1.

Draw Down Amount: means the amount that the Borrower can draw down in accordance with the terms and conditions of this Agreement, being maximum EUR 1.000.000 (One Million Euros).

Early Repayment Date: means the date on which the outstanding amounts under the Loan have to be reimbursed pursuant to an acceleration of the Loan in accordance with Article 12 ('Events of Default') or pursuant to voluntary or mandatory prepayment in accordance with Article 8 ('Early Repayment').

Effective Date: means the disbursement date of the First Draw Down Amount.

Encumbrance: means, with respect to any asset, mortgage (including, but not limited to, hypotheek), charge, pledge (including, but not limited to, pandrecht), lien, option, restriction, right of first refusal, right of usufruct (vruchtgebruik) or other comparable rights (including, but not limited to, zakelijke genotsrechten), right of pre-emption, third party right or interest, attachment (including, but not limited to conservatoir or executoriaal beslag), restriction or security interest of any kind, or another type of preferential arrangement (including, without limitation, a title transfer or retention arrangement) having similar effect.

Euro or EUR: means the single currency of the member states of the European Union that have adopted or adopt the single currency in accordance with the treaty establishing the European Community as amended from time to time.

Event Of Default: has the meaning set out in Article 12 ('Events of Default').

Inaccuracy of the Representations: means that all or part of the facts or matters stated or referred to in these representations is untrue, misleading, incorrect, incomplete or inaccurate without any requirement to establish any fault or negligence of the Borrower.

Interest Payment Date: means each of the following dates: 30 September of each year, an Early Repayment Date and the Maturity Date, it being understood that the first Interest Payment Date will be 30 September 2017 (or, if earlier, the Early Repayment Date).

Interest Period: means the period beginning on (and including) 1 October 2016 and ending on (and not including) the first Interest Payment Date

	and each successive period beginning on (and including) an Interest Payment Date and ending on (and not including) the next succeeding Interest Payment Date.
Loan:	means the loan granted by the Lender to the Company subject to the terms and conditions set out in this Agreement.
Loan Commitment:	means EUR 1.000.000 (One Million Euros).
Material Adverse Change:	means any event occurring, except for any such event caused by any breach of this Agreement by the Lender, having a material adverse effect on the business, properties, assets, operations, results of operations, financial condition or (insofar as they were reasonably foreseen) prospects of the Borrower, taken individually or as a whole, or the ability of the Borrower to perform its payment obligations under the Agreement.
Maturity Date:	means 30 September 2019.
Representations:	has the meaning set out in Article 10 ('Representations').
Representatives:	means, as to any Party, such Party's directors, officers, employees, agents, advisers (including, without limitation, financial advisers, legal counsel and accountants) and current and prospect shareholders and investors. For purposes of this definition, the word "person" shall be broadly interpreted to include without limitation, any corporation, company, partnership or other entity or individual.
Subsidiary:	means, in relation to any person, any subsidiary of that person, any company under its control (by reference to the Belgian law concept as defined in article 5 of the Belgian Companies Code).
Ultimate Draw Down Date:	31 December 2016.

1.2. In this Agreement, unless otherwise specified or the context otherwise requires:

1.2.1 words importing the singular shall include the plural and vice versa;

1.2.2 words importing any gender shall include all other genders;

1.2.3 words importing the whole shall be treated as including reference to any part of the whole;

1.2.4 reference to an Article is to the relevant article of this Agreement;

1.2.5 reference to this Agreement or to any other document, is a reference to this Agreement or to such other document, as modified, amended, varied, supplemented or replaced from time to time;

V. G.

1.2.6 reference to a provision of law is a reference to that provision as extended, applied, amended, consolidated or re-enacted or as the application thereof is modified from time to time and shall be construed as including reference to any order, instrument, regulation or other subordinate legislation from time to time made under it, except as otherwise provided in this Agreement;

1.2.7 all references to the words 'include' and 'including' shall be construed without limitation;

1.2.8 headings used in this Agreement shall not affect its construction or interpretation;

1.2.9 words and phrases defined in any part of this Agreement bear the same meanings throughout this Agreement;

1.2.10 an Event of Default is continuing if it has not been remedied or waived;

1.2.11 where an obligation is expressed in this Agreement to be performed on a date, which is not a Business Day, such date shall be postponed to the first following day that is a Business Day unless that day falls in the next month in which case that date will be the preceding day that is a Business Day;

1.2.12 when the words "*shall cause*" or "*shall procure that*" (or any similar expression or any derivation thereof) are used, the Parties refer to the Belgian legal concept of "*sterkmaking*" / "*porte-fort*" but this shall also include a guarantee by the relevant party of the due and timely performance of all actions, agreements and obligations to be performed by the relevant third party under the terms and conditions of this Agreement.

1.2.13 unless expressly provided for to the contrary in this Agreement, any reference in this Agreement to any party to this Agreement shall include references to its successors and permitted assignees/transferees; references to the address of any person shall, where relevant, be deemed to be a reference to its address as current from time to time.

Article 2. AMOUNT

Subject to the terms and conditions of this Agreement and the duly execution of this Agreement by all Parties, the Lender agrees to make available to the Borrower, who hereby accepts, the amount of its Loan Commitment.

The Loan is granted in euro.

Article 3. AVAILABILITY AND CONDITIONS PRECEDENT

3.1 *Availability*

Subject to the terms and conditions of this Agreement, the Borrower may draw down the Loan in one amount, the Draw Down Amount. The right to draw down the Draw Down Amount will terminate ipso iure on the Ultimate Draw Down Date.

V. C.

The Borrower will send a Draw Dawn Notice to the Lender for the draw down under the Loan.

3.2 *Conditions Precedent for the Draw Down Amount*

The Borrower will only have the right to issue a Draw Down Notice for the Draw Down Amount, and the Lender shall only be obliged to disburse its Loan Commitment under the Loan if:

a) the Agreement is duly executed by the Parties;

b) the Lender has received on or before the date of the Draw Down Notice, in form and substance satisfactory to it, a copy of a resolution of the board of directors of the Borrower, (i) approving the terms of, and the documents and transactions contemplated by, this Agreement and resolving that it execute, deliver and perform this Agreement, (ii) authorising a specified person or persons to execute this Agreement on its behalf and authorising a specified person or persons, on its behalf, to sign and/or dispatch all documents and notices to be signed and/or dispatched by it under or in connection with this Agreement;

c) the Lender has received the Draw Down Notice for the Draw Down Amount on or before 15 December 2016;

d) at the time of the giving of the Draw Down Notice, no event has occurred and is continuing that is a Material Adverse Change;

e) at the time of the giving of the Draw Down Notice, no Inaccuracy of the Representations has occurred on and as of each such time as if each were made with reference to the facts and circumstances existing at such time; and

f) at the time of the giving of the Draw Down Notice, no Event of Default has occurred and is continuing or would result from the making of such disbursement.

3.3 *Payment of drawn amounts*

Subject to the terms and conditions set out in this Agreement, each drawn amount shall be made available to the Borrower, within 5 (five) Business Days after the date of Draw Down Notice, by crediting the same to the Borrower's Belgian bank account number, which, unless expressly provided otherwise for this purpose in the Draw Down Notice, shall be deemed the following number:

- for Borrower: BE93 3630 9626 5567,

and accompanied with the mention : « *libération des fonds selon 'loan agreement' du 28 septembre 2016* ».

Article 4. PURPOSE

The Loan will be used solely for covering the short term cash constraints of the Borrower in strict conformity with the Business Plan.

V. C.

Under no circumstances shall the Loan be used for any other purpose than the foregoing and in particular for any payment for whatever reason to the benefit of Orgenesis Inc. or of any of its Affiliates/ Subsidiaries other than the Borrower or for the payment of any of their debts. Under no circumstances shall the Loan be used for reimbursing amounts currently owed for whatever reason and in any capacity to any Representative or to any shareholder/ director/ employee/ consultant of the Borrower or of Orgenesis or of its other Affiliates/ Subsidiaries or to any person having directly or indirectly an interest in such entities.

The Company's Shareholder shall procure that the Loan will be exclusively used for the agreed purpose pursuant to this Agreement.

The Lender is not bound but has the right to monitor or verify the application of any amount borrowed pursuant to this Agreement.

Article 5. INTEREST

5.1 *General*

As from the Effective Date, the outstanding principal amount of the Loan shall bear an interest, which accrues form day to day, and that shall consist of an interest of seven percent (7 %) gross per annum payable on each Interest Payment Date (the "**Cash Interest**").

5.2 *Calculation and payment of the Cash Interest*

The amount of Cash Interest that will be payable on each Interest Payment Date will be calculated (at the interest rate mentioned in Article 5.1) on the principal amount of the Loan outstanding during the Interest Period immediately preceding such Interest Payment Date, on the basis of the actual number of days elapsed during the Interest Period immediately preceding such Interest Payment Date, and a 360-days year.

5.3 *Taxes*

Interest is payable by the Borrower after withholding, deduction or retention of any present or future liabilities, charges, taxes or official payments which are prescribed by law.

Article 6. REIMBURSEMENT

The Borrower shall repay the outstanding Loan (including the Cash Interest) in full on the Maturity Date.

Article 7. PAYMENTS

V.C.

All payments due under this Agreement shall be made in euro (in immediately available cleared funds), for good value on the day they become due, directly into the Lender's Belgian bank account number:

- for FPIM: BE 91 6790 0203 4976,

or such account as the Lender may designate from time to time. No payment shall be considered effected until the Lender's bank account shall have been duly credited with the euro amounts due under this Agreement.

Article 8. EARLY REPAYMENT

8.1 *Voluntary early repayment*

The Company is not allowed to make a voluntary early repayment of all or part of the outstanding principal amount of the Loan until 30 September 2017.

From 1 October 2017 onward, the Company is allowed to make a voluntary early repayment of all or part of the outstanding principal amount of the Loan (including Cash Interest outstanding on such amount on every Interest Payment Date), provided that a break up fee is paid of 3,00% of the prepaid portion of the principal amount of the Loan (in addition to the payment of such prepaid portion of the principal amount and of the Cash Interest accrued and outstanding on such amount on the Early Repayment Date).

From 1 October 2018 onward, the Company is allowed to make a voluntary early repayment of all or part of the outstanding principal amount of the Loan (including Cash Interest outstanding on such amount on every Interest Payment Date), provided that a break up fee is paid of 2,00% of the prepaid portion of the principal amount of the Loan (in addition to the payment of such prepaid portion of the principal amount and of the Cash Interest accrued and outstanding on such amount on the Early Repayment Date).

8.2 *Mandatory early repayment*

(i) The Company shall repay all or part of the outstanding principal amount of the Loan as soon as Orgenesis Inc. has raised at least EUR 10.000.000 (Ten Million Euros) in cumulative new equity financing as from the Effective Date, allowing it be listed on the NASDAQ stock exchange market.

(ii) If:

a. a change of control (by reference to the Belgian law concept of control as defined in article 5 of the Belgian Companies Code) occurs in respect of the Borrower; or

b. the Borrower is involved in a merger with another company which is not an Affiliate of the Borrower;

this will be considered as a "Change of Control". As soon as the Lender has knowledge of the fact that a Change of Control will take place or has taken place, the Lender will have the right to require an early repayment of the outstanding principal amount of the Loan, including the Cash Interest accrued on the Loan until the Early Repayment Date.

V.C.

Moreover, if an Event of Default, as defined in Article 12 of this Agreement, occurs, the Lender will have the right to require the early repayment of the outstanding principal amount of the Loan, including the Cash Interest accrued on the Loan until the Early Repayment Date.

Article 9. INTEREST ON OVERDUE AMOUNTS

If the Borrower fails to pay any amount payable by it under this Agreement on its due and payable date, the Borrower shall pay, instead of and not in addition to interest at the rate set out in Article 5 ('*Interest*'), interest on the unpaid sum from the due and payable date up to the date of actual payment (both before and after judgment) at a rate of 10% (ten percent) per annum.

However, if the Borrower fails to pay any amount payable by it under this Agreement on its due and payable date as a result of an Event of Default, the Borrower shall pay, an interest of 10% (ten percent) per annum, on any unpaid sum – in principal and in interests – from the due and payable date up to the date of actual payment (both before and after judgment).

Any interest or indemnity accruing under this Article 9 shall be immediately payable by the Borrower on notice to pay by the Lender.

Article 10. REPRESENTATIONS

The Borrower and the Company's Shareholder, jointly and severally, make the following representations (hereinafter the "**Representations**") for itself set out in this Article 10 to the Lender, recognizing that the correctness of each of the representations constitutes an essential condition for the conclusion by the Lender of this Agreement:

Status, organization and power

(i) It is a corporation and has been validly incorporated under the laws of its jurisdiction of incorporation, and has the corporate power to conduct its business as presently conducted and as proposed to be conducted and to enter into the Agreement;

(ii) The obligations expressed to be assumed by it under this Agreement are valid and binding obligations, enforceable in accordance with the terms thereof;

(iii) It has power and authority to execute, deliver and perform its obligations under this Agreement; all necessary action has been taken (and has not been revoked) to authorize the execution, delivery and performance of the Agreement and the Borrower's obligations under this Agreement and any other document contemplated by this Agreement are valid and binding obligations, which are enforceable in accordance with their terms;

(iv) The entry into, the performance and delivery by the Borrower of its obligations under, and compliance with the provisions of, this Agreement does not and will not:

  a. conflict with any law or regulation applicable to it;
  b. conflict with its deed of incorporation (*oprichtingsakte / acte constitutive*) and/or the articles of association (*statuten / statuts*) or give rise to conflicts or liabilities as a consequence of said execution or performance;
  c. conflict with, constitute a default under or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a benefit under any

contract, permit, order, judgement or law to which the Borrower is a party or by which the Borrower is bound.

(v) It is not necessary under the law of the Borrower's jurisdiction of incorporation that the Agreement be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to this Agreement or in relation to the transactions contemplated by this Agreement.

Insolvency

(vi) No order has been made, petition presented or resolution passed for the winding up of the Borrower or any of its Subsidiaries or for the appointment of a (provisional) liquidator to the Borrower or any of its Subsidiaries and no administration order has been made in respect of the Borrower or any of its Subsidiaries;

(vii) No receiver has been appointed of the whole or part of the Borrower's or any of its Subsidiaries' business or assets;

(viii) Neither the Borrower nor any of its Subsidiaries is insolvent or unable to pay the debts within the meaning of article 1 of the Bankruptcy Act (*Faillissementswet*);

(ix) Neither the Borrower nor any of its Subsidiaries has stopped paying any of its material debts as they fall due and the aggregate of all due and unpaid debts is not more than EUR 75.000 (Seventy-Five Thousand Euros);

(x) No distress, execution or other process has been levied on an asset of the Borrower or any of its Subsidiaries.

Information

(xi) On the date of this Agreement, the most recent information regarding the Borrower and the Subsidiaries with respect to their structure, their activities, their financial and commercial position has been communicated to the Lender and is correct and complete; no fact or element of a nature to mislead the Lender or to render inaccurate the analysis which a lender placed in a position similar to that of the Lender would make of the Company has been omitted.

Taxation and social security

(xii) The Borrower and each of its Subsidiaries have declared accurately and in time all tax returns and social security contribution returns;

(xiii) The Borrower and each of its Subsidiaries have paid adequately and in time all taxes and social security contributions, which have become due. No extensions for payment have been granted by the fiscal authorities regarding such payments.

No Disputes

(xiv) There are to this date no actions, suits or proceedings, pending or threatened, against or on behalf of the Borrower, the outcome of which might affect its financial position or the implementation of the Project in a materially adverse way or alter significantly the structure of its ownership and the Borrower is, to the best of its knowledge, not in material violation of any statute or regulation of any governmental authority.

No breach of laws

(xv) The Borrower complies in all material respects with all relevant laws, rules and regulations applicable to it;

(xvi) The Lender will be immediately informed of any substantial changes in any political and regulatory or legal environment that occurs (or reasonably threatens to occur) which would prohibit the actions contemplated by the Agreement or which would substantially and adversely alter the assumptions underlying the Agreement.

General

(xvii) All transactions concluded by the Company have been concluded *at arms' length.*

No Material Adverse Change and no Event of Default

(xviii) The Borrower nor any of its Subsidiaries have breached any law or regulation which breach might reasonably be expected to result in a Material Adverse Change;

(xix) No Event of Default (and no event which, after 30 days may become an Event of Default) under the Agreement nor Material Adverse Change has occurred.

Material agreements

(xx) Except in the ordinary course of business, no fact or circumstance exists which might invalidate or give rise to a ground for breach of warranty, termination, avoidance or repudiation of or trigger any indemnity, liquidated damages or penalty clause in a material agreement, arrangement or obligation to which the Borrower or a Subsidiary is a party, save in so far as may arise from any failure to pay any creditor of the Borrower or such Subsidiary on the relevant due date. Each such material agreement, arrangement and obligation to which the Borrower or a Subsidiary is a party, is valid, binding and enforceable in accordance with their respective terms (other than that enforceability may be limited by law affecting creditors' rights generally) against the Borrower or the relevant Subsidiary (as the case may be), and to the Borrower's knowledge, any other party thereto. Except in the ordinary course of business, no party with whom the Borrower or a Subsidiary has entered into a material agreement, arrangement or obligation has given notice of its intention to terminate, or has sought to repudiate or disclaim, the agreement, arrangement or obligation.

The Company and the Company's Shareholder, jointly and severally, represent that the Representations are correct, accurate, true, complete and not-misleading. The Representations shall moreover be deemed to be repeated at the time of the giving of the Draw Down Notice.

The rights and remedies of the Lender in relation to any Inaccuracy of the Representations in respect hereof shall not be prejudiced by any investigation by or on behalf of the Lender into the affairs of the Company.

Article 11. UNDERTAKINGS AND COVENANTS

For as long as the Loan or any other amount payable hereunder shall remain unpaid and unless the Lender shall otherwise agree in writing:

V. C.

(i) The Company shall, and shall ensure that each of its Subsidiaries shall, conduct its business activities in accordance with generally accepted principles of care, prudence and commercial practice.

(ii) The Company shall, and shall ensure that each of its Subsidiaries shall, comply in all material respects with all applicable laws and regulations.

(iii) The Company shall, and shall ensure that each of its Subsidiaries shall, obtain, maintain and comply in all material respects with the terms of any authorization required under any applicable law or regulation to (i) enable it to carry out its activities and (ii) perform its obligations under the Agreement.

(iv) The Company shall, and shall ensure that each of its Subsidiaries shall, do all such things as are necessary to maintain its corporate existence and the Company will, and shall ensure that each of its Subsidiaries will, not cease its business activities or materially change the nature of its business activities without the prior written consent of the Lender.

(v) The Company shall, and shall ensure that each of its Subsidiaries shall, maintain in good order and standing all registrations, permits, licenses, authorizations, permissions and consents from all government authorities necessary to give full force and effect to this Agreement.

(vi) All governmental, corporate, creditor's and other approvals, authorizations, consents, permissions, licenses for (i) the carrying out of the business of Company and its Subsidiaries as it is contemplated to be carried out including but not limited to any building permit, import and export licenses, environmental clearances and/or permits, sanitation certificates, transportations permits, encouraged status, if any, etc, and (ii) carrying out the Project and its financing, are or shall be obtained in due time in all material respects.

(vii) The Company cannot make any payments to its shareholders, including but not limited to payments regarding dividends, profits, reduction of capital or otherwise, without the Lenders' reasonable prior written consent. The limitation in the foregoing sentence does not apply to (i) ordinary salary payments to management and reasonable fees to board members and (ii) reimbursement of out-of-pocket expenses;

(viii) The Company shall maintain an accounting system and a management control system compliant with generally and internationally accepted accounting principles and shall provide the Lender with the following minimum periodical information:

a) Annually, within 120 calendar days after the end of each financial year: audited annual financial statements (including but not limited to the balance sheet profit and loss account, and additional notes and any other relevant information and/or document) of the Company;

b) Annually, within 120 calendar days after the end of each financial year: audited consolidated financial statements (including but not limited to the balance sheet profit and loss account, and additional notes and any other relevant information and/or document);

V. C.

c) Annually, within ten Business Days after approval by the Company's Board and at the latest within two months before the end of each financial year: an updated budget for the coming financial year together with – to the extent applicable- an updated business plan of the Company;

d) Quarterly: unaudited financial statements of the Company and unaudited consolidated financial statements of the Company.

(ix) The Company undertakes, to the extent possible and without undue delay, to inform the Lender in advance of any fact, circumstance or agreement which could materially change the operations, management, shareholdings and/or financial situation of the Company or its Subsidiaries. Without prejudice to the above generality and for the same reasons, the Company specifically agrees to promptly, and to the extent possible, in advance, inform the Lender of the following:

a) A Change of Control or any change in the shareholdings and/or share capital of the Company which is likely to occur within 30 Business Days, including any agreements or understandings to that effect;

b) Any Inaccuracy of the Representations;

c) The occurrence of any event which, after thirty (30) days, might become an Event of Default;

d) Any increase of long term debt and/or short term financial debt of the Company or its Subsidiaries which was not forecasted in the Business Plan or any subsequent updated budget provided to the Lender;

e) Any sale of a substantial part of the Company's or its Subsidiaries' assets (including intellectual property rights) which is likely to occur within 30 Business Days.

(x) The Lender is entitled to request at any time any information with respect to any fact, circumstance or agreement that could materially change the operation, management, shareholdings and/or financial situation of the Company or its Subsidiaries. The Borrower undertakes to provide such requested information to the Lender promptly and at first demand.

(xi) The Lender is entitled to audit the Company and its Subsidiaries. The purpose of such control right is more specifically to verify whether (a) the representations made and information provided by the Company are true, complete and accurate, and (b) the Company has complied and complies with its obligations under this Agreement. The audit may be performed by employees, agents, consultants or auditors appointed by the Lender. For the above mentioned purpose, the Lender has, at all times subject to 2 Business Days' prior notice, the right to, amongst others:

a. review the books and files of the Company and its Affiliates;

b. review the minutes of the board of directors of the Company; and

c. review all agreements (including credit agreements and other financing agreements) concluded by the Company and its Affiliates.

(xii) The Borrower will not establish a Subsidiary without the Lender' prior written consent.

(xiii) The Borrower shall keep its properties (machinery, equipment and building) and businesses insured in accordance with sound business practices.

V. C.

(xiv) The Borrower will not significantly increase any management remuneration without the Lender' prior written consent. The Lender will not unreasonably withhold such consent if such increase is at arm's length.

(xv) the Borrower undertakes not to attract, and shall ensure that its Subsidiaries shall not attract, additional indebtedness which was not forecasted in the Business Plan or any subsequent updated budget provided to the Lender and which has a maturity date falling earlier than the Maturity Date without the prior written consent of the Lender.

(xvi) The Borrower will not merge or consolidate with or acquire any other company (or major part thereof) without the prior written consent of the Lender.

(xvii) The Borrower will not, either in a single transaction or in a series of transactions, whether related or not and whether voluntarily or involuntarily, sell, transfer, lease or otherwise dispose of all or any part of its respective assets without the prior written consent of the Lender. This Article shall, however, not apply to:

d. disposals of assets or cash made in the ordinary course of business of the disposing entity for market value on an arm's length basis; and

e. disposals on an arm's length basis of assets in single transactions (or in a series of related transactions) with a sales consideration for each such transaction (or series of related transactions) not exceeding.

(xviii) The Company shall not enter into options, futures, swaps or other derivative transactions, unless such transactions effectively cover real risks (in relation to interest rates or foreign exchange rates) incurred in the ordinary course of business.

(xix) The Borrower shall procure that no substantial change is made to the general nature of the business of the Borrower from that carried on at the date of this Agreement.

(xx) The Borrower shall maintain insurances on and in relation to its business and assets against those risks and to the extent as is usual for companies carrying on the same or substantially similar business.

Article 12. EVENTS OF DEFAULT

Each of the following events shall be considered an "Event of Default" with respect to this Agreement:

(i) The Borrower fails to pay in the manner provided in this Agreement any sum payable by it under this Agreement when due and remains unpaid for five (5) Business Days after notice thereof has been given to the Company by the Lender;

(ii) The Borrower does not comply with any provision contained in Article 11 ('Undertakings') unless such failure to comply is capable of remedy and remedied within five (5) Business Days of the Lender giving notice to the Borrower, or the Borrower becoming aware of the failure to comply;

V. C.

(iii) The Borrower fails to observe or perform any other obligation (which is material in the reasonable opinion of the Lender) to be observed or performed by it under this Agreement within five (5) Business Days after written notice from the Lender to perform or observe the obligation;

(iv) Any Inaccuracy of the Representations remains for five (5) Business Days after notice thereof has been given to the Company and to the Company's Shareholder, by the Lender;

(v) Any financial indebtedness of the Borrower is not paid when due or is capable of becoming declared due and payable prior to its specified maturity as a result of an event of default (however described);

(vi) The Company is in breach of any agreement to which it is a party, and this breach is (in the reasonable opinion of the Lender) of a nature to endanger the Borrower's financial or commercial position;

(vii) The Borrower is unable or admits inability to pay its debts as they fall due, suspends or threatens to suspend making payments on any of its debts (including *staking van betaling / cessation des paiements*) or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness;

(viii) A moratorium is declared in respect of any indebtedness of the Borrower. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium;

(ix) Any executory seizure or attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of the Borrower having an aggregate value of at least EUR 75.000 [Seventy-Five Thousand Euros] and is not discharged within fifteen (15) Business Days;

(x) Any corporate action, legal proceedings or other procedures or steps are taken by reason of the Company's financial difficulties, in relation to:

a. the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, judicial management, administration, bankruptcy or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Borrower;

b. a moratorium, composition, assignment or similar arrangement with any creditor of the Borrower;

c. the appointment of a liquidator, judicial manager, receiver and/or manager, administrator, administrative receiver, compulsory manager or other similar officer in respect of the Borrower; or

d. enforcement of any security over any assets of the Borrower;

(xi) It is or becomes unlawful for the Borrower to perform any of its obligations under this Agreement;

(xii) Any obligation or obligations of the Borrower under this Agreement are not or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lender under this Agreement;

(xiii) This Agreement ceases to be in full force and effect or is alleged by a party to it (other than the Lender) to be ineffective;

(xiv) The Borrower suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business;

(xv) In case of a sale or change of control (in accordance with articles 5 and 11 of the Belgian Companies Code) of the Company, except if the Company can prove to the Lender that this sale or change of control has no (potential) negative influence nor is likely to have such negative effect on the Company's capacity to observe its obligations under this Agreement;

If there is an Event of Default which is continuing, the Lender may, by notice to the Borrower declare that:
a) any obligation of that Lender to disburse an amount under the Loan shall be terminated forthwith; and/or
b) the entire unpaid principal and accrued and unpaid interest on the relevant Loan Commitment under the Loan has become immediately due and payable,
and the Lender may, immediately and without expiration of any period of grace, enforce payment of all amounts due and owing under the Agreement and exercise any and all other remedies granted to it.

Article 13. NEGATIVE PLEDGE

For as long as any amount under the Loan remains outstanding, the Company shall not, and the Company shall procure that none of its Subsidiaries will, create or permit to subsist any Encumbrance upon the whole or part of its present or future undertaking, assets or revenues (including uncalled capital) to secure any relevant indebtedness of the Company or any of its Subsidiaries or more in general to create or permit to subsist any Encumbrance upon the whole or part of its present or future undertaking, assets or revenues for the benefit of a third party, with exception to (i) any Encumbrance permitted in the scope of the normal business, (ii) any Encumbrance permitted with the approval of the Lender and (iii) any Encumbrance established by the operation of law or revealed in the last approved annual accounts of the Company.

Article 14. COSTS, FEES AND TAXES

14.1. *Costs and fees*

The Company shall pay all costs, taxes and reasonable legal fees in connection with the preparation and execution of the Agreement, including bank charges, transfer costs.

14.2. *Taxes*

V.C.

All payments made under this Agreement to the Lender shall be made by the Borrower after deduction for any and all present or future taxes, levies withholdings, or other amounts imposed, levied, collected or assessed with respect to this Agreement by law.

Article 15. PARTIAL PAYMENT

If the Lender receives a payment that is insufficient to discharge all the amounts then due and payable by the Company under this Agreement, the Lender shall apply that payment towards the obligations of the Company in the following order:

(i) in or towards payment of any unpaid fees, costs and expenses;

(ii) in or towards payment of accrued interest; and

(iii) in or towards payment of any principal due but unpaid under this Agreement.

Article 16. ASSIGNMENT

The Company may not, or may not purport to, assign, transfer, mortgage, charge, pledge or otherwise encumber all or any portion of its rights, interests or obligations arising under this Agreement without the prior written consent of the Lender.

Article 17. ENTIRE AGREEMENT

This Agreement constitutes the entire agreement of the Parties with respect to the Loan and, except as herein stated and in the instruments and documents to be executed and delivered pursuant hereto, contains all of the representations, undertakings and agreements of the Parties regarding the Loan. With respect to the Loan, this Agreement supersedes all prior meetings, correspondence, and negotiations between the Parties.

Article 18. AMENDMENT AND WAIVER

Any amendment of this Agreement must be in writing and signed by or on behalf of all Parties.

A waiver of any right under this Agreement is only effective if it is in writing and it applies only to the Party to which the waiver is addressed and the circumstances for which it is given.

Article 19. SEVERABILITY

If any provision of this Agreement (or part of a provision) appears to be invalid, unenforceable, illegal, or non-binding, the other provisions will remain in force. The Parties are obliged to replace the invalid,

unenforceable, illegal, or non-binding provision of this Agreement (or part of a provision) with other provisions that are valid, enforceable, legal and binding, in such way that the new provisions differ as little as possible from the original provisions, taking into account the object, purpose and contents of this Agreement.

Article 20. NOTICES

Any notice or other formal communication given under the Agreement must be in writing in English and shall be validly given with respect to each Party if (i) delivered to the appropriate address by hand (ii) sent by registered mail or (iii) sent by e-mail (with confirmation of delivery) to the addresses set out below.

a) Notice details for the Lender:

Address: Federale Participatie- en Investeringsmaatschappij
Louizalaan 32, box 4
1050 Brussels
Belgium
Attn: François Fontaine
E-mail: F.Fontaine@SFPI-FPIM.be

b) Notice details for the Borrower:

Address: MasTherCell nv
rue Auguste Piccard, 48
6041 Gosselies
Belgium
Attn: Hugues Bultot, Administrateur délégué,
E-mail: hugues.bultot@masthercell.com

c) Notice details for the Company's Shareholder:

Address: Orgenesis Inc.
Sparrow Circle 21
White Plains NY 10605
United States of America
Attn: Vered Caplan
E-mail: vered.c@orgenesis.com

Any notice or other communication shall be deemed to have been duly given:

(i) if delivered personally, when left at the address appearing in this Agreement or at such other address as it may notify to the other Party; or

V.C.

(ii) if sent by registered mail, on the First Business Day after its delivery; or

(iii) if delivered by e-mail, on the first Business Day after explicit acknowledgement of its receipt.

it being understood that if deemed receipt under the previous paragraphs of this Article is not within business hours (meaning 9.00 am to 5.30 pm Monday to Friday on a day that is not a public holiday in the place of receipt), such notice or other communication shall be deemed to have been duly given on the next Business Day.

Article 21. CONFIDENTIALITY

21.1. Except (and only to the extent necessary) if allowed by this Agreement or required by law, the terms of this Agreement and any information exchanged between the Parties which is marked 'Confidential' shall be kept strictly confidential by each of the undersigning Parties.

21.2. Each Party is entitled to communicate to its Representatives the terms of this Agreement and any information exchanged between the Parties in this respect, provided however that in such case, such Representatives have undertaken a similar confidentiality obligation.

21.3. Without prejudice to the first paragraph of this Article, the Lender and the Borrower may mention in all their external communication the fact that the Lender has financed the Borrower.

Article 22. APPLICABLE LAW AND JURISDICTION

This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with Belgian law.

Any dispute relating to the existence, termination, conclusion, validity, interpretation or performance of this Agreement or of subsequent contracts or operations derived here from, as well as any other litigation concerning or related to this Agreement, without exception, shall be finally settled by three arbitrators in accordance with the CEPANI Rules of Arbitration (In force as from 1 January 2013). In all cases one arbitrator shall be proposed by the Lender and one arbitrator shall be proposed jointly by the Company and the Company's Shareholder. The third arbitrator, who will be the presiding arbitrator, shall be appointed by the CEPANI unless the parties agree on its nomination within 15 days of the confirmation of the second arbitrator. The language of the proceedings will be English. The place of arbitration shall be Brussels.

(signature page follows)

V. C.

SIGNATURE PAGES

This Agreement has been executed in three (3) originals on the day and year first before written, each party acknowledges receipt of one signed original.

FPIM as Lender

Mr. François Fontaine

Proxy holder

Masthercell nv as Borrower

Mr. Bultot Hugues

Managing director

Mrs. Vered Caplan

Managing director

With regard to articles 4 and 10 the Company's Shareholder:

Mrs. Vered Caplan
Chief executive officer

Schedule 1. Form of Draw Down Notice

DRAW DOWN NOTICE

To:

From:

[Date]

Dear Sirs,

1. We refer to the loan agreement dated [date] and made between [parties]. as Borrower, as from time to time amended, varied, novated or supplemented (hereinafter the "Agreement"). Terms defined in the Agreement shall have the same meaning in this notice.

2. We hereby give you notice that we wish to draw the Draw Down Amount upon the terms and subject to the conditions contained in the Agreement.

3. PAYMENT INSTRUCTION:

We request you to credit the Draw Down Amount to our bank account [details of Borrower's bank and bank account].

4. We confirm that:

(a) all conditions precedent for the Draw Down Amount as specified in Article 3 of the Agreement are fulfilled on the day of this Draw Down Notice;

(b) the matters represented by us and set out in Article 10 ('Representations) of the Agreement are true, complete, not-misleading, correct and accurate on the date of this Draw Down Notice as if made on this date and will be true and accurate on the date of disbursement; and

(b) no Event of Default has occurred and is continuing or would result from the drawing of the Draw Down Amount.

Yours faithfully,

Name:
Title:
Date:

V.C.

Schedule 2. Business Plan